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Exhibit.  Item 24 (b)16 of Form N-1A, Schedule for Computation of Performance
Quotation

A yield and effective yield may be advertised for money market funds, computed according to the following formulas:

               365
Yield = BPR x  ---  - 1
                7

                             365
Effective Yield = ((BPR / 1) --- ) - 1
                              7

Where:

                            Account Value End
BPT = Base Period Return -  -----------------
                            Account Velue Beg.

Standardized total returns are computed according to the following general formula:

                                       1
                                       -
                              (ERV-BV) N
Average Annual Total Return = --------    -  1
                              (  BV  )

Where:

ERV = ending redeemable value of BV less applicable contingent deferred sales charges.
BV  = beginning value equal to $1,000 less applicable front-end sales charges.
N   = number of years.

Non-standard returns are calculated as follows:

                ERV-BV
Total Return =  ------
                  BV

                ERV-BV
Simple Return = ------
                ( BV )
                ------
                   N


                                          1
                                          -
                                (ERV-BV)  N
Average Annual Total Return =   --------     -  1
                                (  BV  )

Where:

ERV = ending redeemable value of a $1,000 investment at the beginning of the period.
BV  = beginning value - $1,000.
N   = number of years.
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A yield and tax equivalent yield may be advertised for non-money market funds calculated as follows:

              a-b      6
Yield = 2 ( ( ---  / 1)   -  1)
              cd

Where:

a = dividends and interest earned during the period.
b = expenses accrued for the period (net of reimbursements).
c = average daily number of shares outstnding during the period that were entitled to receive dividends.
d = the maximum offering price per share on the last day of the period.

                          Tax-Exempt Yield
Tax-Equivalent Yield =    ----------------
                        (1 - Stated Tax Rate)